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                                                                   EXHIBIT 10.18

                              EMPLOYMENT AGREEMENT


        THIS AGREEMENT ("Agreement"), dated as of January 20, 1999, is made and entered into by and between COHR Inc., a Delaware corporation ("Company"), and Stephen W. Ritterbush, an individual ("Executive").

                                     RECITAL

        Executive is a key executive of the Company and an integral part of its management. This Agreement is being entered into in connection with the Company's continued employment of Executive.

                                    AGREEMENT

        NOW, THEREFORE, Company and Executive agree as follows:

        1.     a.   This Agreement shall be in effect from September 1, 1998
through August 31, 1999, unless renewed or terminated earlier as provided herein. The term of this Agreement will automatically extend for one (1) additional year (until August 31, 2000) unless a written notice of non-renewal is given by either party on or before sixty (60) days prior to August 31, 1999.

               b. Executive will be employed by the Company in the position held by Executive as of the effective date of this Agreement and pursuant to its terms. Executive's job description as of the effective date hereof is attached as Exhibit A. Executive shall devote his time, attention, skill and energy to the performance of this Agreement. Executive shall, without the Company's prior written consent in each instance, refrain from rendering (a) services of any kind to others for compensation or (b) services which would materially interfere with the performance with his duties under this Agreement.

               c. During the term of this Agreement, Executive will work three quarter time, or 63 of the 84 total business days occurring from September 1, 1998 to December 31, 1998; and one-half time of the total business days occurring from January 1, 1999 to August 31, 1999. Commencing January 1, 1999, Executive will maintain a record of time worked under this Agreement and provide each month's total number of days worked to the CFO of the Company no later than the fifth day of the subsequent month.

               d. Notwithstanding the above, the Company and Executive agree that nothing herein shall preclude Executive from managing or devoting time to his personal investments and



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receiving compensation therefore, including serving as a member of Fairfax
Consulting Company, LLC ("Fairfax") and its affiliated entities; managing or devoting time to the portfolio companies of Fairfax Partners/The Venture Fund of Washington, L.P., Fairfax Management Company II, LLC or their affiliated entities; serving on the board of directors of any such companies; or serving on the board of directors of other profit or non-profit entities, provided that such activities do not materially adversely interfere with Executive's duties to the Company.

        2. Company shall pay a base salary to Executive of $180,000 annualized for the period in which Executive works three quarter time and $120,000 annualized for the period in which Executive works halftime. The base salary shall be paid in equal semi-monthly installments.

        3. In addition to his base salary, Executive shall be eligible to receive an annual bonus for the period from April 1 through March 31 of each fiscal year during the term of this Agreement, such bonus to be negotiated in good faith between the Company's Board of Directors and Executive.

        4.     a.   In addition to the salary and bonus provided in this
Agreement, Executive shall throughout the term hereof be entitled to receive all other benefits, at levels no less favorable than the benefit levels generally afforded executives of the Company and on the same terms as such benefits are made available to such executives; provided, however, the Company shall reimburse Fairfax for the premiums paid by Fairfax to include Executive on its medical and dental plans (approximately $8300 per year). The Company shall also pay directly or reimburse the Executive for all reasonable business expenses, including but not limited to travel expenses (including the cost of commercial coach airline tickets, business meals and rental cars) incurred by him in connection with his duties hereunder; in accordance with the Company's then prevailing policy (which shall include appropriate itemization and substantiation of expenses incurred). These expenses will not include the costs of an automobile or automobile allowance.

               b. Executive shall be entitled to a minimum of three weeks paid vacation, or, if more, to such vacation and holidays in accordance with the policy of the Company generally applicable to other executives of Company with similar length of service.

        5. All compensation provided pursuant to Sections 2, 3 and 4 shall be subject to customary income tax withholding and such other employee deductions as are required by law with respect to compensation paid to an employee.

        6. Executive's employment may be terminated before August 31, 1999 in the event one of the following occurs during the term of this Agreement or any extension thereof:

               a. Executive is given 60 days written notice of the termination of this Agreement and Executive's employment other than for cause (as defined herein below);


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               b.   Executive's responsibilities are materially reduced and
Executive resigns within three (3) months of such reduction;

               c. Executive voluntarily resigns or retires from his employment; or

               d.   Executive is terminated for cause.

               For purposes of this Section 6 and Section 8 herein below, a termination "for cause" occurs if Executive is terminated for any of the following reasons: (i) theft, dishonesty, or falsification of any employment or Company records; (ii) knowing and improper disclosure of Company's confidential or proprietary information; (iii) conduct by Executive of a criminal nature (commonly defined as a "felony" in criminal statutes) which has a material adverse effect on COHR's reputation or standing in the community or on its continuing relationships with its customers or those who purchase and use its products; (iv) habitual neglect of duties or wanton negligence by Executive in the performance of duties; (v) violation of a material Company policy or procedure or material law or regulation, which breach is not cured within thirty
(30) days following receipt by Executive of written notice of such breach from Company; (vi) material wrongdoing or misconduct; or (vii) any material breach of this Agreement, which breach is not cured within thirty (30) days following receipt by Executive of written notice of such breach from Company.

               e. Executive does not consent to an assignment, or a successor to the Company does not assume this Agreement, as contemplated in Section 21.

        7. Subject to Section 8 hereof, in lieu of payments under Sections 2, 3 and 4 hereof, Executive shall receive the following compensation and benefits if his employment terminates pursuant to Section 6(a), (b) or (e) above:

               a. Executive shall be paid the remaining base salary under this Agreement. Executive shall also receive an additional amount as a prorated bonus, which amount shall be calculated by multiplying Executive's annual bonus, estimated in good faith by the Company, times a fraction representing the fraction of the year (rounded to the nearest whole number of months) Executive was employed by the Company during the year of termination. These amounts shall be paid monthly (through the remaining months left under the term of this Agreement) in equal payments commencing on the first day of each month following the effective date of such termination or resignation. Such payments shall be subject to Federal and State Income Tax withholding, social security and SDI withholding, and such other employee deductions as are required by federal, state or local law or authorized in writing by the Executive. The amount of continued base salary or prorated bonus provided for in this Section shall not be reduced, offset or subject to recovery by reason of any compensation earned by Executive with a subsequent employer or from self employment unless the subsequent employer agrees to assume and be bound by all of the obligations under this Agreement, and Executive


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has consented to such assumption, in accordance with the provisions of Section
21 herein below.

        8. Neither Company nor its successor in interest shall be required to make any payments under Section 7 above in the event Executive is terminated for cause, retires, or voluntarily resigns. Payments under Section 7 shall be made to Executive's estate in the event Executive dies, or to Executive in the event Executive becomes disabled, as "disability" is defined in the next sentence, in lieu of any payments under Sections 2, 3 and 4 hereof. For the purposes of this Agreement, "disability" will mean if at the end of any calendar month, Executive is and has, for three (3) full consecutive months out of any twelve (12) month period continuously been unable due to mental or physical illness or injury to perform his duties under this Agreement in his normal or regular manner.

        9. Except as required for the purposes of proxy disclosure, NASDAQ rules or applicable laws or regulations, the parties each represent and agree that they will keep the terms, contents and existence of this Agreement completely confidential and will not hereafter disclose any information concerning this Agreement, including any negotiations leading to this Agreement, to anyone except as required by law or to individuals who reasonably must be informed of its terms, and who will be advised of and bound by this confidentiality clause. Notwithstanding the foregoing, either party may disclose this Agreement or its terms or contents in any arbitration pursuant to Section 16 hereof. Any failure by any parties, their attorneys, agents or representatives to maintain the confidentiality of the negotiations leading to this Agreement, the fact of, or the terms of this Agreement shall constitute a material breach of this Agreement.

        10. Executive acknowledges that he is a fiduciary of the Company and as such is subject to duties to the Company, its Board of Directors and Stockholders, including but not limited to the obligation to discharge his duties (a) in good faith, (b) with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and (c) in a manner he reasonably believes to be in the best interests of the Corporation.

        11. Executive and the Company agree that Executive's services for the Company create a relationship of confidence and trust between the Company and Executive with respect to any information applicable to the business of the Company learned by Executive in such context during the period of Executive's service. All such information has commercial value in the business in which Company is engaged and is hereinafter referred to as "Proprietary Information."

               The Company acknowledges and agrees that prior to his engagement, Executive possessed, and continues to possess, a broad body of knowledge of health care and information technology generally, and specific expertise in the areas of health care information systems, electronic commerce within health care and other industries, health care group purchasing organizations and inventory management.


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               Executive and the Company agree that all Proprietary Information is the sole property of the Company, its assigns and its customers, and the Company, its assigns and its customers shall be the sole owner of all patents, copyrights, trade secrets and other rights in connection therewith. Executive hereby assigns to the Company any rights he may have or acquire in such Proprietary Information. At all times, both during Executive's services for the Company and for a period of 12 months after its termination, Executive will keep in confidence and trust all Proprietary Information or anything directly relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing Executive's duties hereunder.

               Notwithstanding the foregoing, Proprietary Information shall not be deemed to include, and Executive shall not be under any of the aforementioned obligations with respect to, information that Executive can document (a) was in the public domain at the time it was communicated to Executive, (b) entered the public domain subsequent to the time it was communicated to Executive through no fault of Executive, (c) was in Executive's possession free of any obligation of confidence at the time it was communicated to Executive, (d) is part of Executive's own skill, knowledge, know-how and experience or (e) was disclosed in response to a valid order by a court or other governmental body, and Executive provided the Company with prior written notice of such disclosure in order to permit the Company to seek confidential treatment of such information.

        12. Executive acknowledges that as an executive of the Company he has been and will be instrumental in the business of the Company and its success. Accordingly, Executive agrees that during the term of this Agreement, he will not, directly or indirectly, within any location in the United States where the Company is transacting business during the term of this Agreement, if earlier, or at the time of the termination of Executive's services hereunder, as the case may be, engage or participate or make financial investments in or become employed by or render advisory or other services to or for any person, firm or corporation directly or indirectly engaged in the business of, and deriving substantially all of its revenues from, owning and operating medical group purchasing organizations and/or the servicing of medical equipment (the "Restricted Business") directly or indirectly in competition with the Company. Nothing herein contained, however, shall restrict Executive from making any investment in any company whose stock is listed on the National Securities Exchange or actively traded in the over-the-counter market, so long as such investment does not give him the right to control or influence the policy decisions of any such business or enterprise which is engaged in and derives substantially all of its revenues from the Restricted Business, nor shall Executive be precluded from investing in entities engaged in the Restricted Business and being able to nominate and elect a representative to serve on the Board of Directors of any such companies.

        13. For a period of one (1) year from and after the effective date of termination or expiration of Executive's employment with Company, whether pursuant to the terms of this Agreement or otherwise, Executive shall not:


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               a.   Directly or indirectly solicit any executive or managerial employee of Company to discontinue working for or representing Company for the purpose of working for or representing any subsequent employer of Executive which is a competitor of Company; or

               b. Authorize or knowingly approve the taking of such actions as those described above by other persons (on behalf of any such competitor) or assist any such person, firm or corporation in taking such action.

        14. In the event that Executive becomes involved in any claim, action or legal proceeding brought by or against any person, including stockholders of the Company, in connection with or as a result of the rendering of services under this Agreement, the Company will pay Executive's legal and other expenses (including the cost of any investigation or preparation) in connection therewith as incurred, except to the extent that Executive has engaged in bad faith or willful misconduct. The Company will also indemnify and hold the Executive harmless against any and all losses, liabilities, suits, claims, costs, damages or expenses (including reasonable attorneys' fees) to Executive in connection with or as a result of the rendering of services under this Agreement, except to the extent that any such loss, liability, suit, claim, cost, damage, or expense results from the bad faith or willful misconduct of Executive in performing the services that are the subject of this Agreement.

        15. Executive acknowledges that he has been advised to seek an attorney for advice regarding the effect of this Agreement prior to signing it.

        16. If any claim (including those arising under state or federal statutes) is brought under this Agreement, or any dispute of any nature whatsoever arises regarding the termination of this Agreement or the termination of Executive's employment (except alleged violations of Executive's obligations under Sections 10, 11, and 12, which may be enforced by the Company through a temporary restraining order, preliminary injunction and/or injunction in a judicial forum), the Company and Executive agree that such claim shall be resolved in an arbitration proceeding before a single arbitrator, conducted under the auspices of the American Arbitration Association, Los Angeles, California and in accordance with its Employment Dispute Resolution rules. Executive understands, acknowledges and agrees that he is waiving any right to a jury to decide any claim (including statutory claims) subject to this Section. The arbitrator agreed to under such rules shall be empowered to resolve the dispute through consideration of the facts, the terms of this Agreement, and any statute, law, regulation or defense asserted by either party. The arbitrator shall be experienced in employment law and his/her decision shall be in writing and contain findings of fact and conclusions of law. If so authorized by the arbitrator, the prevailing party shall be entitled to recover from the non-prevailing party such damages as the arbitrator determines appropriate based upon the legal theories asserted by either party in such arbitration and reasonable expenses, including without limitation reasonable attorneys' fees. The arbitration decision shall be final and binding and may be confirmed in any court of competent jurisdiction.


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        17.    If any of the above provisions is found null, void, or
inoperative for any reason, the remaining provisions will remain in full force and effect.

        18. This Agreement may be executed by facsimile and in identical counterparts. The Agreement will be binding on the parties once it has been fully executed. Thereafter, the parties will exchange hard copies and all the counterparts together shall constitute a single agreement, and it shall not be necessary to introduce more than one fully executed counterpart to enforce this Agreement.

        19. Any notice to the Company required or permitted hereunder shall be given in writing to the secretary of Company either by personal service or by registered mail postage prepaid addressed to Company at its then principal place of business. Any such notice to Executive shall be given in like manner, and mail shall be addressed to the Executive at his home address then shown in the files of Company. Notice by mail will be deemed received three (3) business days after the notice is deposited in the United States mail, postage prepaid.

        20. This Agreement may be extended for an additional period and subject to additional or different terms by written agreement of the parties.

        21. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives, including any entity with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred; provided, however, that the assignee agrees to assume and be bound by the terms by the terms and conditions of this Agreement and Executive consents to such assignment and assumption.

               When Executive consents to the assignment and the Agreement is assumed by the assignee, Executive shall not be entitled to any payments and benefits set forth in Section 7 hereof until an event under Sections 6(a) and
(b) other than such assignment and assumption occurs.

        22. This Agreement supersedes all prior agreements, oral or written, between the parties with respect to Executive's employment (other than the Executive's existing stock option agreement) and constitutes a complete and exhaustive statement of the terms of the agreement between the parties with respect to its subject matter. Specifically, this Agreement amends and restates in its entirety the Employment Agreement between Executive and Company dated August 1998. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

        23.    This Agreement shall be governed by California law.

        IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement


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as of the date above written.


"Company"                                          "Executive"


COHR INC.                                          /S/ STEPHEN W. RITTERBUSH
                                                   -----------------------------
                                                   Stephen W. Ritterbush

By: /S/ LYNN REITNOUR
    -------------------------------
Its: CHAIRMAN
    -------------------------------


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                                    EXHIBIT A



                       STEPHEN RITTERBUSH JOB DESCRIPTION



Stephen Ritterbush is the Managing Director of COHR Inc. responsible for (i) identifying new business that can be added to COHR's business base and (ii) raising capital for the Company. He shall report to the Chairman of the Board and the President. During the term of this Agreement, he shall serve on the Board of Directors.




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